Building/OFFICE

LEASE AGREEMENT

THIS LEASE AGREEMENT was made and entered into as of the last date of execution entered below by and between RAY E. WESTERMAN, P.O. Box 72129, Orlando, Florida 32872, (referred to as "Landlord"), and FREEDOM ENVIRONMENTAL SERVICES, LLC, a Florida limited liability company, 7395 Hoffner Avenue, Orlando, Florida 32822, (referred to as "Tenant").

The parties agree as follows:

SECTION ONE
SUBJECT, PURPOSE AND CONDITIONS

Landlord leases the building, improvements and land located at 7395 Hoffner Avenue, Orlando, Orange County, Florida 32822, plus a 70 foot strip of land enclosed by a chain link fence on the East side of the described property and more particularly described in Exhibit "A" attached, hereto (hereinafter referred to as the "Property" or "Premises") to Tenant for Tenant's use as follows:

To conduct the business of environmental services, including the storage of vehicles, supplies and equipment necessary for the operation of the business.

Tenant shall use the property for conducting its business for the above use only.

This Lease will become effective and Tenant shall have access to the property to make Tenant improvements at Tenant's expense subject to SECTION FOUR upon the following
conditions having been met:

1. Tenants will furnish current Credit Report acceptable to Landlord.

2. Tenant will furnish Certificates of Insurance as required by SECTION EIGHT.

3. Payment of the deposit set forth in SECTION TWO.

SECTION TWO
TERM AND RENT

Landlord demises the above described Premises for a term of twelve (12) months, commencing January 1, 2008 and terminating on December 31, 2008.

Rent shall be paid in installments in advance of the first day of each month for that month's rental, plus applicable sales tax as amended from time to time. First month rent in the amount of Three Thousand Seven Hundred Dollars ($3,700.00) plus sales tax in the amount of Two Hundred Forty and 50/100 Dollars ($240.50) and a Security Deposit in the same amount for a total of Seven Thousand Eight Hundred Eighty One Dollars ($7881.00) shall be paid

06-23-08;20:59 ;Freedom_Environmental_Services19463908668 ;4079588002 # 2/ 50

upon execution of this lease by Tenant. Tenant shall be given credit for Five Hundred Dollars ($500.00) previously paid to Landlord.

A late charge equal to 5% of the payment shall be paid with all payments paid more than ten (10) days after the due date or if paid with a check which is not honored.

All rental payments shall be made to Landlord at P. O. Box 72129, Orlando, Florida 32872 or at such other place/address as Landlord my designate in writing.

Tenant shall pay the rent as specified in this section and in SECTION THREE, below.

Tenant accepts condition of Premises "AS IS".

Tenant is given an option to renew for an additional one year term upon terms and conditions agreeable to Landlord. Tenant must notify Landlord in writing at least sixty (60) days in advance of end of first term if desire to renew lease.

SECTION THREE
ADDITIONAL RENT

All taxes, charges, costs and expenses that Tenant assumes or agrees to pay under this lease agreement, together with all interest and penalties that may accrue thereon in the event of the failure of Tenant to pay those items, and all other damages, costs, expenses, and sums that Landlord may suffer or incur, or that may become due, by reason of any default of Tenant or failure by Tenant to comply with the terms and conditions of this lease agreement shall be deemed to be additional rent, and, in the event of nonpayment, Landlord shall have all the rights and remedies as provided in this lease agreement for failure to pay rent.

SECTION FOUR
ALTERATIONS, ADDITIONS AND IMPROVEMENTS

A. Subject to the limitation that no substantial portion of the building on the demised Premises shall be demolished or removed by Tenant without the prior, express, and written consent of Landlord, and, if necessary, of any mortgagee, Tenant may at any time during the lease term, subject to the conditions set forth below and at its own expense, make any alterations, additions, or improvements in and to the demised Premises and the building. Tenant may also place, erect and install additional buildings on the property subject to the conditions set forth below. Alterations shall be performed in a satisfactory manner and shall not weaken or impair the structural strength, or lessen the value, of the building on the demised Premises, or change the purposes for which the building, or any part of the building, may be used.

06-23-08:20:59 ;Freedom_Environmental_Services16468098668 ;14075889002 # 3/ 50

B. Conditions with respect to alterations, additions, or improvements are as follows:

(1) Before commencement of any work, all plans and specifications shall be filed with and approved by all governmental departments or authorities having jurisdiction and any public utility company having an interest in such matters, and all work shall be done in accordance with the requirements of local regulations. The plans and specifications for any alterations estimated to cost Five Thousand Dollars ($5,000.00) or more shall be submitted to Landlord for written approval prior to commencing work.

(2) Prior to commencement of any work Tenant shall pay the amount of any increase in premiums on insurance policies provided for in this lease agreement because of endorsements to be made covering the risk during the course of work. In addition, if the estimated cost of work shall exceed Five Thousand Dollars ($5,000.00), Tenant shall, without cost to Landlord, furnish Landlord with a performance bond written by a surety acceptable to Landlord in an amount equal to the estimated cost of the work, guaranteeing the completion of work, free and clear of liens, encumbrances, and security interests, according to the approved plans and specifications. Tenant shall have the option of depositing cash with an escrow agent acceptable to Landlord in an amount sufficient to pay the estimated cost of work with withdrawal conditions.

(3) Tenant shall construct at its own expense, any leasehold improvements reasonably necessary or desirable to facilitate Tenant's intended use of the property with the consent or approval Landlord, which shall not be unreasonably withheld, during this lease or any extension of it. Tenant shall not be reimbursed by Landlord for any such improvements made to leased property during the term of this lease or any other time.

(4) Tenant may remove all leasehold improvements that are not permanently affixed to the Property (including removal of temporary or portable office and storage buildings and equipment, telephone systems and computer systems) at any time and on the termination of this Lease or any extension thereof. All permanent leasehold improvements such as concrete or paved slabs and surfaces, landfill and ground stabilization work, permanent structures, and buildings or fixtures attached to the Property shall remain on the Property during the term of this Lease and upon the termination of this Lease under the terms hereof.

SECTION FIVE
REPAIRS

Tenant shall, at all times during the term of this lease agreement and at its own cost and expense, maintain in a good, safe and substantial condition, all non-structural portions of the buildings and any improvements both interior and exterior, including any necessary repairs to any additions, alterations to such buildings,

fences, asphalt, lighting and retention ponds, on the demised Premises due to the action or inaction of Tenant and any of Tenant's employees or invitees, and shall use all reasonable precaution to prevent waste, damage, or injury to the demised Premises.

Landlord shall at all times during the term of this lease agreement and at its own cost and expense, maintain in a good, safe and substantial condition, all structural portions of the buildings inclusive of the roof.

SECTION SIX
TAXES

A. Tenant shall be responsible for payment of all taxes including ad valorem real property taxes or other tax assessments or other governmental charges directly related to the Lease of the Property by Tenant that shall or may during the lease term be imposed on, or arise in connection with the use of, the demised Premises or any part of the demises Premises. Tenant shall be responsible for payment of the above defined ad valorem real property taxes from the date of this lease until termination of the lease. Payment shall be made to Landlord upon 10 days written notice from Landlord to Tenant setting forth the amount due.

B. Tenant shall pay all taxes assessed in lieu of or in addition to the foregoing under all present or future laws of all governmental authorities whatsoever.

C. It is the intention of the parties that the rent specified in this lease agreement is net rental, and Landlord shall receive such rent free from all taxes that are made payable by Tenant.

SECTION SEVEN
UTILITIES

All applications and connections for necessary utility services on the demised Premises shall be made in the name of Tenant only. Tenant shall be solely liable for utility charges as they become due, including, but not limited to, those for sewer, water, gas, electricity, telephone and garbage services.

SECTION EIGHT
INSURANCE

A. During the term of this lease agreement and for any further time that Tenant shall hold the demised Premises, Tenant shall obtain and maintain at its expense the following types and amounts of insurance:

(1) Casualty insurance. Tenant shall keep all buildings, improvements, and equipment on the demised Premises, including all alterations, additions, and improvements, insured against loss or damage by fire and other casualty with

standard extended coverage. The insurance shall be in an amount sufficient to prevent Landlord and Tenant from becoming co-insurers under provisions of applicable policies of insurance, but in any event in an amount not less than one hundred percent (100%) of the full insurable value of the demised Premises. If at any time there is a dispute as to the amount of such insurance the same shall be settled by Mediation and if not settled by Mediation by civil suit in a court of competent jurisdiction.

(2) Tenant shall secure comprehensive liability insurance for personal injury or property damage to any person or corporation with a company reasonably acceptable to Landlord in limits not less than $1,000,000. Landlord shall be named as additional insured and loss payee. Tenant shall furnish Landlord with evidence of the insurance before taking possession of the property showing the coverage afforded, expiration date and payment of premium. Landlord may reasonably require evidence at reasonable times during the term of this lease or any extension of it that the insurance remains in force.

B. All insurance provided by Tenant as required by this section shall be carried in favor of Landlord and Tenant as its respective interests may appear. In the case of insurance against damage to the demised Premises by fire or other casualty, the policy shall provide that loss, if any, shall be adjusted with and be payable to Landlord. All insurance shall be written with responsible companies that Landlord shall reasonably approve, and the policies shall be held by Landlord. All policies shall require thirty (30) days' notice by certified or registered mail to Landlord of any cancellation or change affecting any interest of Landlord. If Tenant fails to obtain the insurance, Landlord may do so and Tenant shall reimburse Landlord for the cost of it on written demand.

SECTION NINE
UNLAWFUL OR DANGEROUS ACTIVITY

Tenant shall neither use nor occupy the demised Premises or any part of the demised Premises for any unlawful, disreputable, or ultra-hazardous business purpose nor operate or conduct its business in a manner constituting a nuisance of any kind. Tenant shall immediately, on discovery of any unlawful, disreputable, or ultra-hazardous use, take action to halt such activity.

SECTION TEN
INDEMNITY

A. Tenant shall indemnify Landlord and hold it harmless from any claims or demands arising from:

(1) Tenant's use or possession of the property;

(2) Any default of Tenant under this lease;

(3) The negligence of Tenant and Tenant's agents or employees in connection with the property;

(4) Any damage to the property of Tenant or others or injury to any person on or about the property from any cause except damage to person or property arising from Landlord's negligence;

(5) Any legal or administrative proceedings occasioned by Tenant's act in which Landlord is made a party without Landlord's fault; and

(6) All costs, attorneys' fees and expenses incurred by Landlord in connection with the items indemnified by Tenant.

B. Landlord shall indemnify Tenant and hold it harmless from any claims, losses, damage or demands arising from:

(1) Any breach of Landlord's covenants, representations and warranties made under the terms of this lease or any extension of it;

(2) Any damage to the property or injury to any person on or about the property arising from or caused by Landlord's negligence; and

(3) All costs, attorneys' fees and expenses incurred by Tenant in enforcing the terms of this lease or any extension of it.

SECTION ELEVEN
DEFAULT BY TENANT

The occurrence of one or more of the following is a default under this Lease by Tenant:

(1) Failure to pay rent and sales tax when due.

(2) Failure to make any other payment other than rent required under this Lease when due if the failure continues for a period of ten (10) days after written notice from Landlord to Tenant.

(3) Failure to comply with any provision of this Lease except under subparagraphs (1) and (2) if the failure continues for thirty (30) days after written notice from Landlord to Tenant. If the default is one that requires more than thirty (30) days to correct, Tenant shall have a reasonable time to correct it if Tenant begins correction within thirty (30) days after Landlord's written notice so long as Tenant is diligently attempting to cure the default.

(4) Making a general assignment or arrangement for the benefit of creditors, being adjudicated a bankrupt, receiving the benefit of an insolvency, readjustment of debts, reorganization or bankruptcy law, entering into an agreement of composition with creditors, having a receiver or trustee appointed to take possession of Tenant's assets on the property or his interest under this Lease or the seizing under legal process of Tenant's assets on the Property or Tenant's interest

(4) Any damage to the property of Tenant or others or injury to any person on or about the property from any cause except damage to person or property arising from Landlord's negligence;

(5) Any legal or administrative proceedings occasioned by Tenant's act in which Landlord is made a party without Landlord's fault; and

(6) All costs, attorneys' fees and expenses incurred by Landlord in connection with the items indemnified by Tenant.

B. Landlord shall indemnify Tenant and hold it harmless from any claims, losses, damage or demands arising from:

(1) Any breach of Landlord's covenants, representations and warranties made under the terms of this lease or any extension of it;

(2) Any damage to the property or injury to any person on or about the property arising from or caused by Landlord's negligence; and

(3) All costs, attorneys' fees and expenses incurred by Tenant in enforcing the terms of this lease or any extension of it.

SECTION ELEVEN
DEFAULT BY TENANT

The occurrence of one or more of the following is a default under this Lease by Tenant:

(1) Failure to pay rent and sales tax when due.

(2) Failure to make any other payment other than rent required under this Lease when due if the failure continues for a period of ten (10) days after written notice from Landlord to Tenant.

(3) Failure to comply with any provision of this Lease except under subparagraphs (1) and (2) if the failure continues for thirty (30) days after written notice from Landlord to Tenant. If the default is one that requires more than thirty (30) days to correct, Tenant shall have a reasonable time to correct it if Tenant begins correction within thirty (30) days after Landlord's written notice so long as Tenant is diligently attempting to cure the default.

(4) Making a general assignment or arrangement for the benefit of creditors, being adjudicated a bankrupt, receiving the benefit of an insolvency, readjustment of debts, reorganization or bankruptcy law, entering into an agreement of composition with creditors, having a receiver or trustee appointed to take possession of Tenant's assets on the property or his interest under this Lease or the seizing under legal process of Tenant's assets on the Property or Tenant's interest

(3) In the event of any taking or condemnation in whole or in part, the entire resulting award of damages shall belong to Landlord, subject to Tenant's right to claim damage award separate and apart from any Landlord damage entitlement.

SECTION FIFTEEN
SUBORDINATION

This lease agreement and all rights of Tenant under this lease agreement shall be subject and subordinate to the lien of any and all mortgages that may now or hereafter affect the demised Premises,or any part of the demised Premises, and to any and all renewals, modifications, or extensions of any such mortgages. Tenant shall on demand execute, acknowledge, and deliver to Landlord, without expense to Landlord, any and all instruments that may be necessary or proper to subordinate this lease agreement and all rights in this lease agreement to the lien of any such mortgage or mortgages.

SECTION SIXTEEN
ACCESS TO PREMISES; SIGNS POSTED BY LANDLORD

Tenant shall permit Landlord or their agents to enter the demised Premises at all reasonable hours to inspect the Premises or make repairs that Tenant may neglect or refuse to make in accordance with the provisions of this lease agreement, and also to show the Premises to prospective buyers. Tenant shall, within sixty (60) days prior to expiration of the term of this lease agreement, permit the usual notices of "For Rent" to be placed on the demised Premises and to remain on the Premises without hindrance and molestation. "For Sale" signs are permitted at any time during the term of this lease.

SECTION SEVENTEEN
QUIET ENJOYMENT

Landlord warrants that Tenant shall be granted peaceable and quiet enjoyment of the demised Premises free from any eviction or interference by Landlord if Tenant pays the rent and other charges provided in this lease agreement and otherwise fully and punctually performs the terms and conditions imposed on Tenant.

SECTION EIGHTEEN
LIABILITY OF LANDLORD

Tenant shall be in exclusive control and possession of the demised Premises, and Landlord shall not be liable for any injury or damages to any property or to any person on or about the demised Premises or for any injury or damage to any property of Tenant. The provisions of this lease agreement permitting Landlord to enter and inspect the demised Premises are made to insure that Tenant is in compliance with the terms and conditions of this lease agreement and to insure that Tenant makes repairs which Tenant has failed to make. Landlord shall not be liable to Tenant for any entry on the Premises for inspection purposes.

SECTION NINETEEN
REPRESENTATIONS BY LANDLORD

At the commencement of the term, Tenant shall accept the buildings and improvements and any equipment in their existing condition and state of repair, and Tenant agrees that no representations, statements, or warranties, express or implied, have been made by or on behalf of Landlord in respect thereto except as contained in the provisions of this lease agreement. Landlord shall in no event be liable for any latent defects.

SECTION TWENTY
NOTICES

A. All notices, demands, or other writings in this lease agreement provided to be given or made or sent, or which may be given or made or sent, by either party to the other shall be deemed to have been delivered when confirmed by hand delivery or overnight courier addressed as follows:

To Landlord: Ray E. Westerman
P.O. Box 72129
Orlando, Florida 32872

Copy to: John W. Rodgers, Esq.
612 East Colonial Drive, Suite 150
Orlando, Florida 32803

To Tenant : Michael Borish and John T. Holwell
Freedom Environmental Services, LLC
7395 Hoffner Avenue
Orlando, Florida 32822

Copy to: Miller, South & Milhausen, P.A.
c/o Jeffrey P. Milhausen, Esq.
Gateway Center
1000 Legion Place Suite 1200
Orlando, Florida 32801
Tel 407.539.1638
jeffm@millersouth.com

B. The address to which any notice, demand, or other writing may be given or made or sent to any party as above provided may be changed by written notice given by such party as above provided.

SECTION TWENTY ONE
ATTORNEY'S FEES

In the event of a dispute between the parties to this Lease, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable

attorney's fees, paralegal fees, investigative fees and costs through all mediations, tribunals, appeals, bankruptcy proceedings and collection efforts.

SECTION TWENTY TWO
ASSIGNMENT, MORTGAGE, OR SUBLEASE

Neither Tenant not its successors or assigns shall assign, mortgage, pledge, or encumber this lease agreement or sublet the demised Premises in whole or in part, or permit the demised Premises to be used or occupied by others, nor shall this lease agreement be assigned or transferred by operation of law, without the prior, express, and written consent in writing of lessor in each instance

SECTION TWENTY THREE
SURRENDER OF POSSESSION

Tenant shall, on the last day of the term, or on earlier termination and forfeiture of this lease agreement, peaceably and quietly surrender and deliver the demised Premises to Landlord free of subtenancies, including all buildings, additions, and improvements constructed or placed on the demised Premises by Tenant, except moveable trade fixtures, all in good condition and repair.

SECTION TWENTY FOUR
HAZARDOUS SUBSTANCES

A. Landlord warrants and represent to Tenant that it has no knowledge of Hazardous Wastes or Substances on, in or emanating from the demised Premises as a result of an act occurring on or before the date of commencement of this lease agreement. Attached is copy of Environmental Site Assessment prepared by enviroLogic dated December 10, 2007 which shows no Hazardous Wastes or Hazardous Substances or contamination of the property.

B. Tenant warrants and represents to Landlord that it shall not cause any Hazardous Wastes to be handled, stored or disposed of on the demised Premises except in compliance with the requirements of applicable federal, state or local laws, regulations, or ordinances.

(1) Tenant agrees to immediately notify Landlord if it becomes aware of (a) any Hazardous Substances or other environmental problem or liability with respect to the leased property or any other property, or (b) any lien, action or notice resulting from violation of any of the laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances. At its own cost, Tenant will take all actions which are necessary or desirable to clean up any Hazardous Substances affecting the leased property and other property, including removal, containment or any other remedial action required by applicable governmental authorities.

(2) Tenant shall, unless specifically waived by Landlord, at its own expense, cause a phase one environmental assessment ("Termination

Assessment") to be conducted on the demised Premises upon or within four weeks after the termination of this Lease Agreement and Landlord shall grant Tenant access to the Premises for such purposes. Landlord may also cause a "Termination Assessment" to be performed at its expense. Copies of the Termination Assessment shall be furnished to all parties. If the Termination Assessment of either party determines there are Hazardous Wastes on or in the demised Premises that were placed there during the term of this Lease Agreement or any renewal hereof, Tenant shall at its own cost, within a reasonable period of time, cause such Hazardous Wastes to be removed from the demised Premises in accordance with all applicable federal, state and local laws, regulations and ordinances.

(3) The Tenant's obligations under this Agreement are unconditional. The warranties and covenants set forth in this Agreement are (a) separate and distinct obligations from Tenant's obligations under the Lease; and (b) are not intended to be discharged or satisfied by termination of the Lease; (c) are intended to continue in effect after any termination of the Lease or transfer of the leased property; and (d) provided, however, that Tenant's obligations shall terminate upon expiration of 180 days from lease termination or upon any "cleanup" required due to Tenant's acts, whichever last occurs.

C. As used in this section, the term "Hazardous Wastes" will be defined as any substance that is defined in Section 261.3 of the Resource, Conservation and Recovery Act at 42 U.S.C. 6901 et seq or regulations promulgated thereunder, or that is toxic, ignitable, corrosive, or reactive as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.6901et seq or regulations promulgated thereunder.

As used in this Agreement, "Hazardous Substances" shall mean: any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar term, by any federal, state or local environmental statute, regulation, or ordinance presently in effect or that may be promulgated in the future, as such statutes, regulations and ordinances may be amended from time to time.

As used in this Agreement "other property" means any property which becomes contaminated with Hazardous Substances as a result of construction, operations or other activities on, or the contamination of, the property.

D. The remedies set forth in this Section are cumulative and are in addition to and not in lieu of any other right or remedy that may be available to parties hereunder at law or in equity.

SECTION TWENTY FIVE
ENTIRE AGREEMENT

This lease agreement shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of

this lease agreement shall not be binding upon either party except to the extent incorporated in this lease agreement.

SECTION TWENTY SIX
MODIFICATION OF AGREEMENT

Any modification of this lease agreement or additional obligation assumed by either party in connection with this lease agreement shall be binding only if evidenced in a writing signed by each party or an authorized representative of each party.

SECTION TWENTY SEVEN
BINDING EFFECT

This lease agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties.

SECTION TWENTY EIGHT
APPLICABLE LAW

This lease agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue shall lie exclusively in Orange County, Florida.

IN WITNESS WHEREOF, each party to this Lease has caused it to be executed and delivered by a duly authorized representative as of the date set forth below.

Dated this 10 day of January, 2008.

In the presence of 2 Witnesses
for each party:

JOHN W. RODGERS

Ann Rodgers
ANN RODGERS

LANDLORD:

RAY E. WESTERMAN

Date: 1-10-08